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                 [Letterhead of Wachtell, Lipton, Rosen & Katz]



                                       November 13, 2000


Bank United Corp.
3200 Southwest Freeway
Suite 2600
Houston, Texas  77251-1370

Ladies And Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Washington Mutual, Inc., a Washington corporation ("Washington Mutual"), relating to the merger (the "Merger") of Bank United Corp., a Delaware corporation, with and into Washington Mutual.

     We have participated in the preparation of the discussion set forth in the sections entitled "THE BANK UNITED REORGANIZATION AND THE WASHINGTON MUTUAL MERGER - Certain Federal Income Tax Consequences," "DESCRIPTION OF THE WASHINGTON MUTUAL PIES - Certain Federal Income Tax Consequences," and "THE CONTINGENT PAYMENT RIGHTS TRUST AND CERTIFICATES Certain Federal Income Tax Consequences" in the Registration Statement. In our opinion, such discussion, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       /s/ Wachtell, Lipton, Rosen & Katz